For Immediate Release
August 6, 2019

Southwest Gas Holdings, Inc. Announces Second Quarter 2019 Earnings

LAS VEGAS – Southwest Gas Holdings, Inc. (NYSE: SWX) announced consolidated earnings of $0.41 per diluted share for the second quarter of 2019, a $0.03 decrease from consolidated earnings of $0.44 per diluted share for the second quarter of 2018.  Consolidated net income was $22.1 million for the second quarter of 2019, compared to consolidated net income of $21.6 million for the second quarter of 2018.  The natural gas segment had net income of $3.4 million in the second quarter of 2019 compared to net income of $2.6 million in the second quarter of 2018, while the utility infrastructure services segment had net income of $18.9 million in the current quarter compared to net income of $19.2 million in the second quarter of 2018, which included $9 million of incremental revenue as part of a negotiated settlement of an outstanding contract dispute from 2017 associated with a water pipe replacement project.  Due to the seasonal nature of the Company’s businesses, results for quarterly periods are not generally indicative of earnings for a complete twelve-month period. Consolidated current quarter results include $3.4 million, or $0.06 per share, in other income due to increases in the cash surrender value of company-owned life insurance (“COLI”) policies, while the prior-year quarter included $2 million, or $0.04 per share, associated with COLI policies.

Commenting on Southwest Gas Holdings’ performance, John P. Hester, President and Chief Executive Officer, said: “We are pleased to report diluted earnings per share of $0.41 for the second quarter of 2019.  Results for the utility infrastructure services segment were bolstered by $57 million of incremental revenues and $3.1 million of net income from Linetec that we acquired in November 2018.  Linetec continues to meet and exceed our internal business case projections while also expanding our geographic footprint and diversifying our utility infrastructure service offerings.  Natural gas segment income improved between quarters as 34,000 net new customers fueled operating margin growth.  On a consolidated basis, we reached a major milestone by recording record revenues of over $3 billion during the past 12 months.

“We continue to experience robust economic growth throughout our service territories and we are investing in our utility infrastructure to ensure safe and reliable natural gas service to our growing customer base.  We are also seeking to provide safe, clean, and affordable natural gas service to customers and communities that do not fully enjoy that advantage.  As part of that effort, we filed in June 2019 for approval to construct the infrastructure necessary to expand natural gas service into Spring Creek, Nevada.  Coupled with the expanded service offerings for our utility infrastructure service customers, we are positioned to grow our businesses well into the future.”
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For the twelve months ended June 30, 2019, consolidated net income was $198.5 million, or $3.82 per share, compared to $207.3 million, or $4.28 per share, for the twelve-month period ended June 30, 2018.  Consolidated results for the twelve-month period ended June 30, 2018 reflect approximately $20 million, or $0.41 per share, of one-time tax benefits due to the remeasurement of deferred tax balances in December 2017.  Natural gas segment net income was $152.6 million in the current twelve-month period, and $163.3 million in the prior-year period.  Utility infrastructure services segment net income was $47.6 million in the current twelve-month period and $45.2 million in the prior-year period.

Natural Gas Operations Segment Results
Second Quarter

Operating margin increased a net $1 million. Approximately $2 million of incremental margin was attributable to customer growth, as 34,000 net new customers were added during the last twelve months (a 1.7% growth rate).  Rate relief in California and Nevada contributed an additional $2 million.  Offsetting these increases were the regulatory impacts of tax reform and the effects of regulatory surcharges and climate credits to California customers.  The surcharges and credits are offset in amortization expense.

Operations and maintenance expense was relatively flat between quarters as higher general cost increases were offset by lower pension and medical costs.  Depreciation and amortization expense increased $1.7 million, or 4%, primarily due to a $579 million, or 9%, increase in average gas plant in service since the corresponding quarter a year ago, mitigated by the impact of regulatory program amortization and the California climate credit.

Other income and deductions improved $3.7 million between quarters primarily due to an increase in income from COLI policies.  Net interest deductions increased $3.2 million due to higher interest associated with the issuance of $300 million of senior notes in May 2019, higher borrowings under the revolving credit and term-loan facility, and the impacts of carrying costs on regulatory liability account balances.

Twelve Months to Date

Operating margin increased $18 million between the twelve-month periods.  Customer growth provided $11 million and combined rate relief in Nevada and California provided $7 million of incremental operating margin.  Other mostly offsetting impacts resulted from recoveries of regulatory assets, infrastructure replacement mechanisms, customers outside the decoupling mechanisms, impacts of U.S. tax reform, and other miscellaneous revenues.

Operations and maintenance expense increased $10.7 million, or 3%, between periods, including expenditures for pipeline damage prevention programs and other general cost increases.  Depreciation and amortization
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expense increased $9 million, or 5%, between periods due to a $520 million, or 8%, increase in average gas plant in service, mitigated by lower regulatory account amortization. Taxes other than income taxes increased $2.7 million between periods primarily due to higher property taxes associated with net plant additions.

Other income and deductions improved $6 million between the comparative twelve-month periods due to higher interest income and over $3 million related to the equity component of the allowance for funds used during construction (“AFUDC”) resulting from higher construction expenditures and AFUDC rates in the current period.  Additionally, the non-service components of employee pension and other postretirement benefit costs improved by $2 million in the current period.  Net interest deductions increased $13.8 million between periods due to higher interest associated with issuance of $300 million of senior notes in March 2018 and $300 million of senior notes in May 2019, in addition to higher interest rates and average outstanding credit facility balances, collectively, in support of ongoing capital investment.

Utility Infrastructure Services Segment Results

Second Quarter

Revenues increased $59.1 million in the second quarter of 2019 compared to the same period in 2018 primarily due to $56.7 million in revenues contributed by the operations of Linetec Services, LLC (“Linetec”), which was acquired in November 2018, and to a higher volume of pipe replacement work under existing master services agreements and bid contracts.  Revenue for the prior-year quarter included a $9 million negotiated settlement of an outstanding contract dispute from 2017 associated with a water pipe replacement project.

Utility infrastructure services expenses increased $49.5 million between quarters, including $45.1 million of Linetec expenses and costs, to complete additional pipe replacement work.

Depreciation and amortization increased $7.4 million between quarters, $6 million of which resulted from the Linetec acquisition, including amortization of finite-lived intangible assets and depreciation of property and equipment.  Depreciation expense also reflects additional equipment used to support the growing volume of work performed.

Twelve Months to Date

Revenues increased $225 million in the current twelve-month period compared to the prior-year period, including approximately $118.4 million in revenues from Linetec since the acquisition date in November 2018.  New England Utility Constructors, Inc. (“Neuco”), acquired in November 2017, provided revenues of approximately $155.8 million and $65.4 million during the comparative twelve-month periods ended June 30,
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2019 and 2018, respectively.  In addition, revenues were favorably impacted by work performed by Centuri on a higher volume of pipe replacement work under new and existing blanket and bid contracts and certain non-routine projects (including customer-requested support during strike-related and emergency response situations primarily in the second half of 2018).

Utility infrastructure services expenses increased $182.1 million between periods primarily due to related expenses for Linetec and Neuco of $93.2 million and $50.2 million, respectively, in addition to additional pipe replacement work and higher labor-related operating expenses to support growth in operations.

Depreciation and amortization increased $20.1 million between periods primarily due to incremental depreciation and amortization of finite-lived tangible and intangible assets recognized from the Linetec and Neuco acquisitions, as well as an increase in depreciation on additional equipment purchased to support the growing volume of work being performed.  Net interest deductions increased $3.1 million between periods due primarily to higher average debt outstanding and amortization of debt issuance costs, partially offset by lower borrowing rates on variable rate debt.

Income tax expense for the twelve months ended June 30, 2018 was favorably impacted by approximately $12 million of one-time tax benefits related to the remeasurement of deferred tax balances when U.S. tax reform was enacted in December 2017.

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Outlook for 2019

Management affirms estimated 2019 diluted earnings per share between $3.75 and $4.00 and provides the following supplemental expectations:

Natural Gas Operations Segment:
•
Operating margin for 2019 is anticipated to benefit from customer growth (similar to 2018), infrastructure tracker mechanisms, expansion projects, and rate relief.  Combined, these items are expected to produce an increase in operating margin of 4% to 5%.

•	On a comparative basis, operating income is expected to increase modestly.
•	Capital expenditures in 2019 are estimated at approximately $710 million, in support of customer growth, system improvements, and accelerated pipe replacement programs.

Utility Infrastructure Services Segment:
•
Centuri has a strong base of large utility clients that are expected to sustain, and over time, grow its business, including the recent Linetec acquisition.  Revenues for 2019 are expected to be 10% to 15% greater than 2018 levels.

•	Operating income is expected to be approximately 6.0% to 6.5% of revenues.
•	Net income expectations reflect earnings attributable to Southwest Gas Holdings, net of noncontrolling interests. Changes in Canadian exchange rates could influence results.

Southwest Gas Holdings has two business segments:

Southwest Gas Corporation provides safe and reliable natural gas service to over 2 million customers in Arizona, Nevada, and California.

Centuri Group, Inc. is a comprehensive utility infrastructure services enterprise dedicated to delivering a diverse array of solutions to North America’s gas and electric providers.  Centuri derives revenue from installation, replacement, repair, and maintenance of energy distribution systems, and developing industrial construction solutions.

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Forward-Looking Statements:  This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements include, without limitation, statements regarding Southwest Gas Holdings, Inc. (the “Company”) and the Company’s expectations or intentions regarding the future.  These forward-looking statements can often be identified by the use of words such as "will", "predict", "continue", "forecast", "expect", "believe", "anticipate", "outlook", "could", "target", "project", "intend", "plan", "seek", "estimate", "should", "may" and "assume", as well as variations of such words and similar expressions referring to the future, and include (without limitation) statements regarding expectations of continuing growth in 2019.  In addition, the statements under the heading “Outlook for 2019” that are not historic, constitute forward-looking statements.  A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements.  These factors include, but are not limited to, the timing and amount of rate relief, changes in rate design, customer growth rates, the effects of regulation/deregulation, tax reform and related regulatory decisions, the impacts of construction activity at Centuri, future earnings trends, seasonal patterns, and the impacts of stock market volatility.  In addition, the Company can provide no assurance that its discussions about future operating margin, operating income, and capital expenditures of the natural gas segment will occur.  Likewise, the Company can provide no assurance that discussions regarding utility infrastructure services segment revenues and operating income percentage of revenues will transpire.  Because of these and other factors, the Company can provide no assurances that estimates of 2019 earnings per share will be realized.  Factors that could cause actual results to differ also include (without limitation) those discussed under the heading "Risk Factors" in Southwest Gas Holdings, Inc.’s most recent Annual Report on Form 10-K and in the Company’s and Southwest Gas Corporation’s current and periodic reports filed from time to time with the SEC.  The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its Web site or otherwise.  The Company does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

Non-GAAP Measures.  Southwest recognizes operating revenues from the distribution and transportation of natural gas (and related services) to customers.  Gas cost is a tracked cost, which is passed through to customers without markup under purchased gas adjustment (“PGA”) mechanisms, impacting revenues and net cost of gas sold on a dollar-for-dollar basis, thereby having no impact on Southwest’s profitability.  Therefore, management routinely uses operating margin, defined as operating revenues less the net cost of gas sold, in its analysis of Southwest’s financial performance.  Operating margin also forms a basis for Southwest’s various regulatory decoupling mechanisms.  Operating margin is not, however, specifically defined in accounting principles generally accepted in the United States (“U.S. GAAP”) and is considered a non-GAAP measure.  Management believes supplying information regarding operating margin provides investors and other interested parties with useful and relevant information to analyze Southwest’s financial performance in a rate-regulated environment.  (Refer to the Southwest Gas Holdings, Inc. Consolidated Earnings Digest for a reconciliation of revenues to operating margin.)

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SOUTHWEST GAS HOLDINGS, INC. CONSOLIDATED EARNINGS DIGEST
(In thousands, except per share amounts)

QUARTER ENDED JUNE 30,	2019	2018

Consolidated Operating Revenues	$713,011	$670,883

Net Income applicable to Southwest Gas Holdings	$22,056	$21,551

Average Number of Common Shares	53,935	48,826

Basic Earnings Per Share	$0.41	$0.44

Diluted Earnings Per Share	$0.41	$0.44

Reconciliation of Revenue to Operating Margin (Non-GAAP measure)
Natural Gas Segment Revenues	$258,711	$275,679
Less: Net Cost of Gas Sold	65,182	83,466
Operating Margin	$193,529	$192,213

SIX MONTHS ENDED JUNE 30,	2019	2018

Consolidated Operating Revenues	$1,546,550	$1,425,213

Net Income applicable to Southwest Gas Holdings	$116,865	$100,642

Average Number of Common Shares	53,654	48,622

Basic Earnings Per Share	$2.18	$2.07

Diluted Earnings Per Share	$2.18	$2.07

Reconciliation of Revenue to Operating Margin (Non-GAAP measure)
Natural Gas Segment Revenues	$779,388	$769,992
Less: Net Cost of Gas Sold	257,786	269,198
Operating Margin	$521,602	$500,794

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TWELVE MONTHS ENDED JUNE 30,	2019	2018

Consolidated Operating Revenues	$3,001,350	$2,758,799

Net Income applicable to Southwest Gas Holdings	$198,500	$207,311

Average Number of Common Shares	51,914	48,338

Basic Earnings Per Share	$3.82	$4.29

Diluted Earnings Per Share	$3.82	$4.28

Reconciliation of Revenue to Operating Margin (Non-GAAP measure)
Natural Gas Segment Revenues	$1,367,124	$1,349,536
Less: Net Cost of Gas Sold	407,976	407,943
Operating Margin	$959,148	$941,593

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For Shareholders information, contact:	For media information, contact:
Ken Kenny	Sean Corbett
(702) 876-7237	(702) 876-7219
ken.kenny@swgas.com	sean.corbett@swgas.com

SOUTHWEST GAS HOLDINGS, INC.
SUMMARY UNAUDITED OPERATING RESULTS
(In thousands, except per share amounts)

	THREE MONTHS ENDED		SIX MONTHS ENDED		TWELVE MONTHS ENDED
	June 30,		June 30,		June 30,
	2019	2018	2019	2018	2019	2018

Results of Consolidated Operations
Contribution to net income (loss) - gas operations	$3,369	$2,622	$106,758	$92,971	$152,629	$163,329
Contribution to net income - utility infrastructure services	18,918	19,236	10,887	8,235	47,629	45,213
Corporate and administrative	(231)	(307)	(780)	(564)	(1,758)	(1,231)
Net income	$22,056	$21,551	$116,865	$100,642	$198,500	$207,311

Basic earnings per share	$0.41	$0.44	$2.18	$2.07	$3.82	$4.29
Diluted earnings per share	$0.41	$0.44	$2.18	$2.07	$3.82	$4.28

Average common shares	53,935	48,826	53,654	48,622	51,914	48,338
Average shares (assuming dilution)	54,003	48,880	53,716	48,671	51,977	48,387

Results of Natural Gas Operations
Gas operating revenues	$258,711	$275,679	$779,388	$769,992	$1,367,124	$1,349,536
Net cost of gas sold	65,182	83,466	257,786	269,198	407,976	407,943
Operating margin	193,529	192,213	521,602	500,794	959,148	941,593
Operations and maintenance expense	104,991	105,208	210,533	207,398	407,948	397,251
Depreciation and amortization	49,343	47,664	106,955	97,625	201,146	192,098
Taxes other than income taxes	15,126	14,666	31,332	29,923	61,307	58,590
Operating income	24,069	24,675	172,782	165,848	288,747	293,654
Other income (deductions)	1,592	(2,094)	7,538	(6,697)	(3,005)	(9,036)
Net interest deductions	23,345	20,149	46,444	39,404	88,780	74,936
Income (loss) before income taxes	2,316	2,432	133,876	119,747	196,962	209,682
Income tax expense (benefit)	(1,053)	(190)	27,118	26,776	44,333	46,353
Contribution to net income (loss) - gas operations	$3,369	$2,622	$106,758	$92,971	$152,629	$163,329

FINANCIAL STATISTICS
Market value to book value per share at quarter end	201%
Twelve months to date return on equity -- total company	9.1%
-- gas segment	8.4%
Common stock dividend yield at quarter end	2.4%
Customer to employee ratio at quarter end (gas segment)	908 to	1

GAS OPERATIONS SEGMENT
Authorized
Authorized	Authorized	Return on
Rate Base	Rate of	Common
Rate Jurisdiction	(In thousands)	Return	Equity
Arizona	$1,324,902	7.42%	9.50%
Southern Nevada	1,110,380	6.65	9.25
Northern Nevada	134,230	6.98	9.25
Southern California	159,277	6.83	10.10
Northern California	67,620	8.18	10.10
South Lake Tahoe	25,389	8.18	10.10
Paiute Pipeline Company (1)	87,158	8.46	11.00

(1) Estimated amounts based on rate case settlement.

SYSTEM THROUGHPUT BY CUSTOMER CLASS
SIX MONTHS ENDED	TWELVE MONTHS ENDED
June 30,	June 30,
(In dekatherms)	2019	2018	2019	2018
Residential	54,936,573	44,472,578	80,165,079	66,089,393
Small commercial	19,926,097	17,733,532	32,726,732	29,637,050
Large commercial	5,161,087	4,850,552	9,565,351	9,058,711
Industrial / Other	2,234,968	1,816,973	4,193,319	3,506,962
Transportation	49,355,913	46,135,482	108,275,536	96,695,893
Total system throughput	131,614,638	115,009,117	234,926,017	204,988,009

HEATING DEGREE DAY COMPARISON
Actual	1,385	1,034	1,881	1,385
Ten-year average	1,200	1,186	1,706	1,690

Heating degree days for prior periods have been recalculated using the current period customer mix.